EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Life USA Holding, Inc. 1990 Stock Option Plan for the registration of an additional 1,000,000 shares of common stock of Life USA Holding, Inc. of our report dated January 30, 1998, except for Note 10 as to which the date is February 6, 1998 with respect to the consolidated financial statements of Life USA Holding, Inc. included in its Annual Report and Form 10-K/A for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                              /s/ Ernst & Young LLP


Minneapolis, Minnesota
November 23, 1998